EXHIBIT 10.8

SUNTRUST BANK

BUSINESS LOAN AND SECURITY AGREEMENT

 Dated As of

 JUNE 8, 2001

Among

COMMUNITY BANKSHARES, INC.,
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST,

Steve Adams, J. Alton Wingate and Elton Collins, not in their individual capacities, but solely as Trustees of the Community Bankshares, Inc. Employee Stock Ownership Plan and Trust, and

SUNTRUST BANK

BUSINESS LOAN AND SECURITY AGREEMENT

THIS BUSINESS LOAN AND SECURITY AGREEMENT, dated as of June 8, 2001, by and among COMMUNITY BANKSHARES, INC., a Georgia corporation (together with its successors, the “Borrower”), COMMUNITY BANKSHARES, INC. Employee Stock Ownership Plan and Trust (the “Trust”), a Trust created and existing under that certain Employee Stock Ownership Plan and Trust Agreement dated as of December 29, 1995, and effective as of January 1, 1995 (as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time, the “Trust Agreement”), between the Borrower and Steve Adams, J. Alton Wingate and Elton Collins, collectively as trustee (together with any successor trustees under the Trust Agreement, and forming a part of the COMMUNITY BANKSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN (the “ESOP”), and SUNTRUST BANK, a Georgia banking corporation (together with endorsees, successors and assigns, the “Bank”).

 BACKGROUND

The Borrower desires to establish with the Bank a credit facility providing for Advances in the maximum principal amount of $2,000,000 that upon the Conversion Date shall convert to a term loan.  The proceeds of such loan shall be used by the Borrower to fund a loan to the Trust to finance the Trust’s acquisition of certain currently issued shares of the common stock of the Borrower.  The Bank is willing to establish the foregoing credit facilities on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

 ARTICLE I.  DEFINITIONS

SECTION 1.01.  Definitions.  The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bank Prime Rate” means that rate of interest announced by Bank from time to time as its “Prime Rate”.  Bank lends at rates above and below Bank Prime Rate, which is but one of several rate basis used by Bank.

“Borrower Stock” means the shares of the Borrower’s common stock to be purchased by the Trust from the Stockholders with the proceeds of the ESOP Loan.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Subsidiaries, as determined in accordance with generally accepted accounting principles consistently applied.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

“Collateral Assignment” means that certain Assignment of ESOP Note and Master Stock Pledge dated an even date herewith by and between Borrower and Bank.

“Commitment” means that certain commitment letter dated April 30, 2001.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“DOL” means the United States Department of Labor and any successor Federal agency having similar powers.

 “Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Georgia are authorized by law to close.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, including any rules or regulations promulgated thereunder.  Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“ESOP Contribution” means all tax deductible payments made to the Trust for the purpose of enabling it to payoff the ESOP Loan, which are ultimately used by the Trust to make payments under the ESOP Note (and, in turn, used by the Borrower to make payments under the Note).

“ESOP Loan” means the loan evidenced by the ESOP Note.

“ESOP Loan Agreement” means that Loan and Security Agreement between the Trust and Borrower, dated as of even date herewith, governing the terms and conditions of the ESOP Loan, as such agreement shall be modified, amended, supplemented, restated, extended, consolidated, renewed or replaced and in effect from time to time.

“ESOP Loan Documents” shall mean the ESOP Loan Agreement, ESOP Note, the ESOP Master Pledge Agreement, and any other document now or at any time hereafter evidencing, relating to, securing or guaranteeing the ESOP Note, as any of the same may be amended, restated, modified, replaced or extended from time to time.

“ESOP Note” means collectively that term loan note of the Trust payable to Borrower, dated as of an even date herewith, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified, amended, supplemented, restated, extended, consolidated, renewed or replaced and in effect from time to time.

“ESOP Master Pledge Agreement” means that ESOP Master Stock Pledge Agreement, dated as of  an even date herewith, given by the Trust to the Borrower, pursuant to which the Trust has pledged to the Borrower, as security for the payment and performance of the Trust’s obligations to the Borrower under the ESOP Loan, all of the Borrower Stock, as such agreement shall be amended, supplemented, restated or otherwise modified and in effect from time to time.

“ESOP Transaction” means the execution, delivery and performance by the respective parties thereto of the ESOP Loan Documents, the borrowing of the ESOP Loan by the Trust from the Borrower and the use by the Trust of the proceeds of the ESOP Loan to finance such acquisition of the Borrower Stock collectively from the Stockholders.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

 “Fiscal Year” means any fiscal year of the Borrower.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any instrumentality of any of the foregoing. The term “Governmental Authority” shall include, without limitation, the IRS and the DOL.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise, except for ordinary banking transactions in the ordinary course of business.

“IRS” means the United States Internal Revenue Service and any successor Federal agency having similar powers.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Note, the Collateral Assignment and any other document evidencing or securing the Note.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Note” shall mean Note A.

“Note A” means that certain promissory note dated an even date herewith made by Borrower in favor of Bank in the original maximum principal amount of $2,000,000.

“Obligations” means all indebtedness, obligations and liabilities to the Bank existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Borrower under this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means:

(a)       Liens in favor of the Bank;

(b)       Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c)       Liens imposed by law, such as mechanics’ materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, securing obligations incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d)       Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(e)       Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

(f)       Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g)       Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(h)       Liens incidental to the conduct of banking business, not incurred in connection with the borrowing of money, arising out of transactions in federal funds, repurchase agreements, interbank credit facilities, bank deposits, or other obligations to customers or depositors of the Borrower’s Subsidiaries.

(i)       Liens incurred in connection with the borrowing by a Subsidiary from the Federal Reserve Bank, or the Federal Home Loan Bank, in the ordinary course of business; and

(j)       Liens for purchase money security interests or Liens incurred in connection with any conditional sale or other title retention agreement or capital lease.

“Person” means any individual, joint venture, corporation, company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity or organization.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prior Loan Agreement” means that certain Amended and Restated Revolving Credit/Term Loan Agreement by and between Borrower herein and Bank herein dated as of July 31, 2000, together with all documentation delivered and collateral provided in connection therewith and any modification or renewals thereof, the terms of which are incorporated herein by this reference thereto.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reportable Event” has the meaning given such term in Section 4043(b) of Title V of ERISA.

“Stockholders” means collectively all Persons who may sell shares of Borrower’s common stock to the Trust.

“Subsidiary” of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.  Unless otherwise indicated, all references herein to Subsidiaries refer to Subsidiaries of the Borrower.

SECTION 1.02.  Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in material accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes reasonably approved by Bank) with the most recent audited financial statements of the Borrower and its Subsidiaries delivered to the Bank.

SECTION 1.03.  References.  Except as otherwise expressly provided in this Agreement:  the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedule hereto which is a part hereof, and not to any particular Section, Article, paragraph or other subdivision; the singular includes the plural and the plural includes the singular; “or” is not exclusive; the words “include,” “includes” and “including” are not limiting; a reference to any agreement or other contract includes past and future permitted supplements, amendments, modifications and restatements thereto or thereof; a reference to an Article, Section, paragraph or other subdivision is a reference to an Article, Section, paragraph or other subdivision of this Agreement; a reference to any law includes any amendment or modification to such law and any rules and regulations promulgated thereunder; a reference to a Person includes its permitted successors and assigns; any right may be exercised at any time and from time to time; and, except as otherwise expressly provided therein, all obligations under any agreement or other contract are continuing obligations throughout the term of such agreement or contract.

ARTICLE II.  THE CREDITS

SECTION 2.01.  Commitment to Lend.   The Bank agrees to lend to Borrower up to a maximum of $2,000,000, in accordance with the terms of the Commitment and this Agreement.  The Bank shall have no obligation to advance funds in excess of such amount or on terms not otherwise provided in this Agreement. To the extent of any conflict between the terms of the Commitment and the terms of this Agreement, the terms of this Agreement shall govern.

SECTION 2.02.  Loan Amount:  Up to a maximum of Two Million and 00/100 Dollars ($2,000,000.00) (the “Maximum Advance”) to Borrower, solely for the purposes of advances (each, an “Advance” and together, the “Advances”) for the purchase by the Trust of Borrower Stock from the Stockholders.

Advances:  Advances shall be funded pursuant to this Paragraph and calculated pursuant to an “Advance Schedule”, attached hereto as Exhibit A-1, and a “Requisition Form,” attached hereto as Exhibit A-2.  The Advance Schedule and the Requisition Form shall be provided by the Bank and completed by an authorized officer of Borrower.  All requests for an Advance shall be supported by a corresponding pledge of the Borrower Stock purchased with the proceeds of such Advance subject to that certain ESOP Master Stock Pledge Agreement dated as of an even date herewith, a copy of which is attached hereto as Exhibit A-3, which has been assigned to the Bank in accordance with that certain Assignment of ESOP Note and Master Stock Pledge dated as of an even date herewith, a copy of which is attached hereto as Exhibit A-4.  In no event shall the sum of all Advances exceed the Maximum Advance.

SECTION 2.03.  Interest Rate.  The interest rate of the Note up to the Conversion Date (as defined hereinbelow) shall be the Bank Prime Rate minus one percent (1.0%), as more fully set forth in the Note.  The interest rate of the Note on the Conversion Date and thereafter shall be a rate to be determined by Borrower and Bank as of the Conversion Date.

SECTION 2.04.  Closing Fee.  The customary closing fee has been waived by the Bank.

SECTION 2.05.  Optional Prepayments.  The Borrower may prepay the Note, in whole or in part, without penalty.  Any prepayment of principal on the Note shall first be applied to any outstanding fees, penalties, expenses and interest owed to Bank on any obligation of Borrower to Bank under the Loan Documents, and shall then be applied against any installments of principal in their inverse order of maturity.

SECTION 2.06.  Payment and Conversion Provisions.  Prior to the Conversion Date, interest only shall be due on the Note, payable quarterly on July 31, 2001; October 31, 2001; January 31, 2002; and April 30, 2002.  For purposes of this Agreement, the “Conversion Date” shall be May 1, 2002.  Following the Conversion Date, the then current balance of the Note shall be repaid according to a schedule of equal and fully amortizing quarterly payments of principal plus accrued interest commencing on the last day of the first calendar quarter following the Conversion Date (July 31, 2002), which payment amount shall be set on the Conversion Date, with the number of payments determined by calculating the number of calendar quarters remaining between the Conversion Date and April 30, 2006. The entire principal balance and all accrued but unpaid interest on the Note shall be due and payable on June 30, 2006 if not sooner paid.

SECTION 2.07.  General Provisions Concerning Payments.  All payments of Borrower shall be made in Federal or other funds immediately available to the Bank at its office in Atlanta, Georgia, not later than 1:00 p.m., Eastern time.  Funds received after 1:00 p.m. shall be deemed to have been paid on the next following Domestic Business Day.  Whenever any payment shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.

SECTION 2.08.  Computation of Interest. All interest due under this Note on or prior to the Conversion Date shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance and multiplied by the actual number of days the principal balance is outstanding.  All interest due under this Note after the Conversion Date shall be computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance and multiplied by the actual number of days the principal balance is outstanding.

SECTION 2.09.  INTENTIONALLY DELETED

SECTION 2.10.  Collateral Assignment.  Borrower shall grant a first priority security interest to the Bank pursuant to the Collateral Assignment in the (a) ESOP Note, (b) the ESOP Loan Documents, and (c) all collateral securing the ESOP Note including, without limitation, the Borrower’s Stock.  Any security interest in the Borrower Stock, and any other collateral securing the ESOP Note, shall be subject to the terms of the ESOP.

 ARTICLE III.  INTENTIONALLY DELETED

ARTICLE IV.  CONDITIONS TO BORROWING

SECTION 4.01.  The obligation of the Bank hereunder is subject to the satisfaction of the following conditions:

(a)       receipt by the Bank from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower and the Trustees on behalf of the Trust;

(b)       receipt by the Bank of the duly executed Note;

(c)       receipt by the Bank of (i) an opinion of counsel for the Borrower and (ii) an opinion of counsel for the Trustee, both in forms acceptable to Bank covering such matters relating to the transactions contemplated hereby as the Bank may reasonably request;

(d)       receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement, the Note and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items:  (i) the Borrower’s Articles of Incorporation, (ii) the Borrower’s Bylaws, (iii) a certificate of the Secretary of State (or other appropriate office) of the jurisdiction of the Borrower’s incorporation as to the good standing of the Borrower as a corporation of such jurisdiction, and (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower’s execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower is a party;

(e)       the Bank shall have received (i) the original fully executed ESOP Loan Documents (ii) the Collateral Assignment, (iii) stock certificates evidencing all of the shares of the Borrower Stock, registered in the name of the Trust, together with stock powers duly executed in blank, (iv) a copy of all documents related to the ESOP Transaction, each certified on such date, (v) a copy of the action of the Trustees authorizing the borrowing of the ESOP Loan thereunder, and (vi) the written legal opinion of each of the Borrower’s counsel and the Trustee’s counsel concerning the due authorization, execution, delivery and enforceability of the ESOP, the Trust Agreement, the ESOP Loan Documents, and containing such other opinions as the Bank may reasonably require.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  The Borrower represents and warrants that:

(a)       Corporate Existence and Power.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to so qualify or obtain such licenses, authorizations, consents and approvals would not have a materially adverse effect.

(b)       Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Borrower of this Agreement, the Note, the other Loan Documents and performance of Borrower in the ESOP Transaction (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Permitted Liens).

(c)       Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Note and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(d)       Financial Information.  The balance sheets of the Borrower and its Subsidiaries as of  December 31, 2000 and the related statements of income, shareholders’ equity and cash flows for the past four (4) Fiscal Years then ended, copies of which have been delivered to the Bank, and the unaudited financial statements of the Borrower and its Subsidiaries for the interim period ended March 31, 2001, copies of which have been delivered to the Bank, fairly present, in material conformity with generally accepted accounting principles, the financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.  Since March 31, 2001 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries.

(e)       Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the business, financial position or results of operations of the Borrower and its Subsidiaries, or which in any manner draws into question the validity of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Note or any of the other Loan Documents.

(f)       Compliance with ERISA.  The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.  Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(g)       Taxes.  There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid, except where the failure to so file or so pay could not reasonably be expected to have a materially adverse effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(h)       Subsidiaries.  Each of the Borrower’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to obtain such licenses, authorizations, consents and approvals could not reasonably be expected to have a materially adverse effect.

(i)       Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)       Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except for Permitted Encumbrances.

(k)       No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which will be materially adverse to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries, or which will materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents.  No Default has occurred and is continuing.

(l)       Full Disclosure.  All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or in the reasonable opinion of the Borrower, may affect, the business, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries  or the ability of the Borrower to perform its obligations under this Agreement.

(m)       ESOP Documents. The Borrower has delivered to the Bank a true and complete copy of the ESOP, the Trust Agreement, and the most recent IRS determination letter, including, without limitation, all modifications and supplements thereto, as in effect on the date of this Agreement, and the ESOP and the Trust Agreement are in full force and effect and no term or condition of any thereof has been amended, modified or waived.

(n)vESOP Loan Documents.  The Borrower has delivered to the Bank a true and complete copy of the ESOP Loan Documents, including, without limitation, all modifications and supplements thereto, as in effect on the date of this Agreement, and the ESOP Loan Documents are in full force and effect and no term or condition of any thereof has been amended, modified or waived.

(o)       ESOP Adoption and Qualification. The ESOP has been duly adopted and is in full force and effect and constitutes a qualified plan under Section 401(a) of the Code, and the ESOP is an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code and the regulations promulgated thereunder.

(p)       Continued Qualification of ESOP. The ESOP will continue to so constitute a qualified plan and the ESOP will continue to be an employee stock ownership plan.

(q)       Trust. The Trust is, and will continue to be, exempt from Federal income taxation under Section 501(a) of the Code and the Trust holds and will continue to hold the assets of the ESOP.

(r)       ERISA Requirements. The Borrower has complied, and the Trust and the ESOP materially comply, in all respects with the requirements of ERISA and the Code and the regulations under each thereof as from time to time in effect applicable to the Borrower, the Trust and the ESOP.

(s)       Employer Securities. The Borrower Stock constitutes “employer securities” within the meaning of Section 409(l) of the Code.

(t)       Exempt Loan. The indebtedness of the Trust under the ESOP Loan Documents qualifies for the exemptions set forth in Section 408(b)(3) of ERISA and Section 4975(d)(3) of the Code (and the regulations promulgated under each thereof).

(u)       No Prohibited Transaction.  Neither the ESOP Loan nor the consummation of the ESOP Transaction constitutes or results in, and neither will constitute or result in, a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Code.

(v)       Purchase of Borrower Stock.  The purchase of the Borrower Stock by the Trust with the proceeds of the ESOP Loan, and the holding of the Borrower Stock in the ESOP after such purchase, do not constitute or result in a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Code (taking into account the provisions of

Section 408(b) of ERISA and Section 4975(d) of the Code) nor did or will such purchase materially violate any other applicable law, rule or regulation, including without limitation ERISA, any state or federal securities or other laws and general principles of common law and equity applicable to trusts and the actions of trustees.

(w)       No ERISA Violation. The execution, delivery and performance by the Trustees, as Trustees under the Trust Agreement and on behalf of the Trust, of this Agreement, the ESOP Loan Documents to which the Trust is a party and the Stock Purchase Agreement do not materially violate any provision of ERISA or the Code.

(x)       Use of Proceeds of ESOP Loan. No portion of the proceeds of the ESOP Loan have been or will be used, unless otherwise provided by the ESOP or applicable law, for any purpose other than for the acquisition of, and the payment of the purchase price for the Borrower Stock.

(y)       Intellectual Properties. The Borrower possesses all necessary patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted, without known conflict with any patent, license, trademark, trade name, or copyright of any other person.

(z)       Solvency.  The Borrower and each Subsidiary are solvent and will not be rendered insolvent by the transactions contemplated by this Agreement. For purposes hereof, “solvent” means that a Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business,  and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

(aa)     Prior Loan Agreement.  Borrower certifies that the representations and warranties made by Borrower in the Prior Loan Agreement are true and complete on and as of the date hereof, except to the extent that any such representations and warranties refer to a specific prior date.

ARTICLE VI.  COVENANTS

SECTION 6.01.  The Borrower agrees that, so long as any amount payable under this Agreement remains unpaid:

(a)       Information.  The Borrower will deliver to the Bank:

(1)        as soon as available and in any event within one hundred eighty (180) days after the end of each Fiscal Year, a valuation report with respect to the assets within the Trust prepared by an independent appraiser for the ESOP and in form reasonably satisfactory to the Bank;

(2)       such information, statements, reports, letters, certificates and notices as are required in Section 5.10 of the Prior Loan Agreement;

(3)       as soon as practicable and in any event within thirty (30) days after any officer of the Borrower obtains knowledge of (i) the occurrence of any event or condition which constitutes a Reportable Event with respect to any Plan, other than a Reportable Event as to which the PBGC has by regulation waived the requirement to notify it within 30 days, (ii) any transaction which constitutes a “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, (iii) the issuance of any notice of any complete or partial withdrawal liability under Title IV of ERISA with respect to any Plan, or (iv) the issuance of any notice from the PBGC under Title IV of ERISA of any intent to terminate or appoint a trustee to administer any Plan, a written notice specifying the nature thereof, what action the Borrower has taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the PBGC or the IRS with respect thereto, and, in the case of any notice described in this paragraph (3), furnish to the Bank a copy of such notice;

(b)       Maintenance of Records.  The Borrower will keep, and will cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Borrower and its Subsidiaries.

(c) - (g)       INTENTIONALLY DELETED

(h)       Capital Expenditures. Neither the Borrower nor the Borrower’s bank Subsidiaries will make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures made by the Borrower or any bank Subsidiary would exceed FOUR MILLION AND NO/100THS DOLLARS ($4,000,000.00) during any Fiscal Year.  Bank may, in its sole discretion, approve in writing exceptions to this restriction.

(i)       INTENTIONALLY DELETED

(j)       INTENTIONALLY DELETED

(k)       Negative Pledge.  Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on the collateral securing the Loan Documents and the ESOP Loan Documents, except for Permitted Encumbrances.

(l)       Maintenance of Existence.  The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

(m)       Dissolution.  Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except as required by the terms of the ESOP.

(n)       Consolidations, Mergers and Sales of Assets.  The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment without the consent of Bank, which consent shall not be unreasonably withheld or delayed.

(o)       Use of Proceeds.  No portion of the proceeds of the Note will be used by the Borrower (i) in connection with any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

(p)       Compliance with Laws; Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings.  The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves satisfactory to the Bank.  Borrower agrees that, in the event the ESOP fails to retain the common stock of Borrower purchased by it with the proceeds of the ESOP Loan for a period of three (3) years from the date of purchase and there is, thereby, an obligation to pay an excise tax as set forth in Section 4978 of the Code, unless exempted under Section 4978(d) of the Code, or any other tax, penalty or expense, Borrower will pay any such tax, penalty or expense prior to the imposition of any lien or encumbrance.

(q)       Insurance.  The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property and liability insurance, including without limitation, professional liability insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

(r)       Change in Fiscal Year.  The Borrower will not change its Fiscal Year without the consent of the Bank, which consent shall not be unreasonably withheld.

(s)       Maintenance of Property.  The Borrower shall, and shall cause each Subsidiary to, maintain all of its material properties and assets in reasonably good condition, repair and working order, ordinary wear and tear excepted, except for assets no longer used or useful in the Borrower’s business.

(t)       Indebtedness. Neither the Borrower nor any Subsidiary shall be liable, directly or indirectly, contingently or otherwise, in respect of any Debt except: (i) the Debt incurred or permitted under this Agreement or the Prior Loan Agreement, as same may be modified or amended from time to time, (ii) the indebtedness disclosed by the financial statements referred to in Section 5.01(d),above; and (iii) Debt of a Subsidiary to the Federal Reserve Bank or the Federal Home Loan Bank.

(u)       Conduct of Business. The Borrower shall not make any material (as reasonably determined by the Bank) change in the manner in which the business of the Borrower is conducted.

(v)       ESOP and Trust Related Matters. The Borrower agrees that it shall: (i) do or cause to be done all things reasonably necessary to preserve and keep in force and effect the Trust’s existence; (ii) continue to satisfy or cause to be satisfied all material requirements for the Trust’s qualification under Section 401(a) of the Code, the Trust’s tax-exempt status under Section 501(a) of the Code, the treatment of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code, and the exemption of the  ESOP Loan and the ESOP Transaction from the prohibited transaction provisions of Section 4975 of the Code or of Section 406(a) or Section 406(b) of ERISA; (iii) cause the Borrower Stock to constitute at all times “employer securities” within the meaning of Section 409(l) of the Code; (iv) from time to time take any and all reasonably necessary actions to ensure material compliance (A) of the ESOP and the Trust with all applicable laws, rules, regulations (including without limitation all applicable provisions of ERISA and the Code), and (B) of the Borrower, the ESOP and the Trust with the provisions of the ESOP and the Trust Agreement; (v) make such amendments to the ESOP and the Trust Agreement as may be required by the IRS or the DOL to secure and preserve the tax qualification of the ESOP and the Trust, and the prohibited transaction exemptions applicable to the ESOP Loan, and to promptly furnish to the Bank copies of any such documents; (vi) not terminate the ESOP; (vii) from time to time, as reasonably requested by the Bank, furnish to the Bank such books, records and other documents relating to the Trust or the ESOP as the Bank shall specify and permit the Bank to make copies and extracts from such books, records, and other documents, and discuss with any representative of the Borrower the affairs of the Trust and the ESOP; and (ix) make contributions to the ESOP and the Trust in amounts at least sufficient (subject to, and in accordance with, the terms of the ESOP) to enable the Trust to make all payments of the principal of and interest on the ESOP Loan as and when such payments shall become due.

(w)       Amendments to Documents. The Borrower shall not permit any material amendment, restatement or other modification to any of the ESOP Documents, except as required by the DOL or the IRS or any applicable statute, regulation or ruling, without the prior written consent of the Bank, such consent not to be unreasonably withheld.

(x)       Special Covenants Regarding Uses of Moneys. The Borrower further agrees that, so long as the Bank has any obligation to lend hereunder and until the Loan, all interest thereon and all other Obligations have been finally and indefeasibly paid in full, (a) it shall designate adequate cash contributions and dividends made by it to the Trust for use by the Trust (subject to, and in accordance with, the terms of the ESOP) for the repayment to the Borrower of the ESOP Loan except to the extent otherwise consented to by the Bank in writing; and (b) the Borrower shall promptly apply any and all moneys received by it from the Trust to the repayment to the Bank of the Loan in such order as the Bank may elect.

(y)       Change in Ownership and Management.  The Borrower shall not cause or permit or suffer to exist any material change in the ownership, the board of directors, or the executive management of the Borrower from that which exists on the date of this Agreement unless approved by the Bank, which consent shall not unreasonably withheld or delayed.

(z)       Prior Loan Agreement.  The Borrower shall remain in compliance with all of the covenants (including, without limitation, the affirmative covenants, negative covenants, and financial covenants) contained in the Prior Loan Agreement, as amended.

SECTION 6.02.  General Covenants of the Trust. The Trust agrees that, until the ESOP Loan is paid in full, (a) the Trust will agree, from time to time, to any amendments to the Trust Agreement and the ESOP that may be requested by the IRS as a condition to maintaining a determination letter to the effect that the ESOP meets the requirements for qualification under Sections 401(a) and 4975 of the Code, and to any other amendments reasonably necessary to meet such requirements; (b) the Trust will perform its obligations hereunder and under the ESOP in good faith and in material compliance with all applicable provisions of the Code and ERISA including, without limitation Section 4975 of the Code; (c) the Trust will promptly give notice in writing to the Bank upon learning of any proceeding, notice or action by the DOL or the IRS relating to any potential assertion by either such agency that any material violation of ERISA or the Code may have occurred in connection with the administration or operation of the Trust or the ESOP or any part of the ESOP Transaction; and (d) within five business days after the Trust becomes aware of the occurrence of any Default or Event of Default, the Trust shall give written notice thereof to the Bank setting forth the details thereof and the action that the Trust is taking or proposes to take with respect thereto.

ARTICLE VII.  DEFAULTS

SECTION 7.01.  Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default by the Borrower under this Agreement:

(a)       the Borrower shall fail to pay any payment of principal, interest or other amount payable hereunder, under any other Loan Document, or under any other agreement between Borrower or any Subsidiary and Bank when the same becomes due subject to any applicable cure periods; or

(b)       the Borrower shall fail to observe or perform in any material respect any covenant contained in Sections 6.01(h)-(o), inclusive, and 6.01(t)-(z), inclusive; or

(c)       the Borrower or the Trust shall fail to observe or perform in any material respect any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of (i) the first day on which a responsible officer of the Borrower has knowledge of such failure, or (ii) written notice thereof has been given to the Borrower by the Bank; or

(d)       any representation, warranty or certification made or deemed made by the Borrower, the Trust or any other Person in this Agreement or any of the other Loan Documents or ESOP Loan Documents or which his contained in any certificate, document, opinion or financial statement or other statement furnished at any time or in connection with any Loan

Document, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made; or

(e)       the Borrower or any Subsidiary shall fail to make any payment in respect of Debt in a principal amount in excess of TWO HUNDRED FIFTY THOUSAND AN NO/100THS DOLLARS ($250,000.00) outstanding (other than the Note) when due or within any applicable grace period or shall be deemed in default (whether for non-payment or otherwise) under any other agreement with Bank (including, without limitation, the Prior Loan Agreement); or

(f)       any event or condition shall occur which results in the acceleration of the maturity of Debt in a principal amount in excess of TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00) outstanding of the Borrower or any Subsidiary or the purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the purchase thereof by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)       the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)       an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Trust, the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)       the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Borrower or any other member of the Controlled Group shall enter into, contribute or be obligated to contribute to, terminate or incur any withdrawal liability with respect to, a Multiemployer Plan; or

(j)       one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of  thirty (30) days, unless such judgment or order shall be fully covered by insurance; or

(k)       a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of  twenty-five (25) days after the date of filing; or

(l)       (i)  Subsequent to the date hereof, any Person or two or more Persons acting in concert shall have acquired, in a single transaction or series of transactions, beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of (A) thirty percent (30%) or more of the outstanding voting stock of the Borrower, exclusive of Borrower Stock and other voting stock of the Borrower, if any, beneficially owned by the Trust, or (B) shares of outstanding convertible preferred stock, if any, of the Borrower sufficient in number such that conversion of such shares of convertible preferred stock into voting stock of the Borrower would result in such “person” or “group” of persons holding (in the aggregate, considering any other voting stock of the Borrower then held by such “person” or “group” of persons) thirty percent (30%) or more of the outstanding voting stock of the Borrower, exclusive of Borrower Stock and other voting stock of the Borrower, if any, beneficially owned by the Trust; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) of this Section 7.01(l), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clauses (A) and (B) of this Section 7.01(l); or

(m)       if any of the Trust’s obligations under the ESOP Loan Documents cease to be in full force and effect, or if the Trust shall contest, or repudiate or deny in writing the validity or enforceability of any of its obligations under any of the ESOP Loan Documents.

SECTION 7.02.  Remedies on Default.  Upon the occurrence and during the continuance of an Event of Default, the Bank may, in its sole discretion, (a) by notice to the Borrower, declare the Note (together with accrued interest thereon) to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Note (together with accrued interest thereon) and fees shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (b) pursue  all remedies available to it by contract, at law or in equity, including, without limitation, all remedies available to it under the Prior Loan Agreement, it being expressly agreed that all collateral securing the Prior Loan Agreement shall secure this Agreement.  Notwithstanding any provision herein to the contrary, the Bank shall not require the Borrower to undertake any action in violation of the terms of the ESOP.

SECTION 7.03.  Security Interest; Offset.  In addition to, and not in limitation of, all rights of offset that the Bank or other holder of the Note may have under applicable law, the Borrower hereby grants to the Bank and its successors and assigns, as security for the full and punctual payment and performance of the obligations to pay to the Bank the principal, interest and other amounts due hereunder or pursuant to any Loan Document, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, the Bank may, at any time after the occurrence of an Event of Default and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against the amounts owing under this Agreement and the Note, whether or not any other Person or Persons could also withdraw money therefrom.

ARTICLE VIII.  MISCELLANEOUS

SECTION 8.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)

If to the Borrower:

Community Bankshares, Inc.
448 N. Main Street
Cornelia, Georgia 30531-9853
Attention: Harry Stephens, Executive Vice President and
Chief Financial Officer

And

Community Bankshares, Inc.
Employee Stock Ownership Plan and Trust
448 N. Main Street
Cornelia, Georgia 30531-9853
Attention: Steve Adams, S. Alton Wingate and Elton Collins, Trustees

With a copy to:

Kilpatrick Stockton LLP
Suite 2800
1100 Peachtree Street
Atlanta, Georgia 30309
Attention: F. Sheffield Hale, Esq.

(b)

If to the Bank:

SunTrust Bank
25 Park Place, N.E.
Mail Code: 121
Atlanta, Georgia 30303-2900
Attention: Financial Institutions Group

With a copy to:

Womble Carlyle Sandridge & Rice , PLLC
One Atlantic Center, Suite 3500
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: G. Leighton Stradtman, Esq.

Each such notice, request or other communication shall be effective (i)  if given by mail, two (2) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section.

SECTION 8.02.  No Waivers.  No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  All rights of the Bank under this Agreement shall remain in effect notwithstanding the fact that no indebtedness of Borrower to the Bank may be outstanding at any particular time or that the Maximum Advance amount may be exceeded.

SECTION 8.03.  Expenses; Documentary Taxes.  The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel for the Bank actually incurred, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or any amendment hereof or any actual or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel actually incurred, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.  The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.  In addition, the Borrower agrees to indemnify the Bank, each affiliate of the Bank and all of their respective directors, officers, employees and agents (each an “Indemnified Party”) from, and hold each Indemnified Party harmless from and against, any and all losses, costs, charges, expenses (including, without limitation, reasonable attorney’s fees and expenses of litigation or preparation therefor actually incurred, whether or not such Indemnified Party is a party thereto), claims, demands, suits, damages, penalties, taxes, fines, levies and assessments that may be asserted or imposed against, or suffered or incurred by, such Indemnified Party as a direct or indirect result of:

(a)       Loan Agreement; Loan Documents; ESOP Loan. The negotiation, preparation, execution or performance of this Agreement, the ESOP Transaction or any other Loan Document or any transaction contemplated herein or therein, any breach or violation of this Agreement, the Note, the other Loan Documents, the ESOP Loan Documents or the direct or indirect use or application, or proposed use or application, of the proceeds of the Loan or the ESOP Loan;

(b)       Environmental Laws. Any violation or alleged violation of any environmental laws, rules or regulations, the past, present or future operations of the Borrower or any Subsidiary or their respective predecessors in interest, or the past, present or future environmental, health or safety condition of any property owned or operated by the Borrower or any Subsidiary or its predecessors in interest or any actual or threatened release of any hazardous or other material regulated under any such environmental laws, rules or regulations;

(c)       Representations and Warranties. Any representation or warranty of the Trust, the Trustees, or the Borrower in this Agreement, any other Loan Document or any ESOP Loan Document being untrue or inaccurate in any material respect;

(d)       Obligations. The failure by the Borrower or the Trust to observe, perform or comply with any of its covenants, undertakings or obligations set forth in this Agreement, any other Loan Document or any ESOP Loan Document;

(e)       Exempt Loan. Failure of the ESOP Loan to qualify for the exemption under 4975(d)(3) of the Code from the prohibited transaction tax imposed by Section 4975(a) of the Code or for the exemption from the prohibited transaction provisions of Section 4975(c) of the Code or of Section 406(a) or 406(b) of ERISA; and/or

(f)       ESOP Transaction. Any claim of whatever nature against the Bank arising from the administration of the ESOP or the Trust or any assets thereof, or relating in any manner to this Agreement, any other Loan Document, the Loan or the ESOP Transaction, asserted by any participant or beneficiary of the ESOP or the Trust or by any shareholder of the Borrower, which loss or expense under this paragraph (f) occurs after a judicial determination or governmental directive, provided that, in the case of this paragraph (f), the Bank shall be indemnified for costs and attorneys’ fees incurred by the Bank prior to and irrespective of the occurrence of such judicial determination or governmental directive;

provided that the Borrower shall have no obligation to indemnify an Indemnified Party hereunder in respect of the foregoing to the extent the same shall arise directly from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrower under this Section shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the payment in full or cancellation of the Obligations.

SECTION 8.04.  Amendments and Waivers.  Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

SECTION 8.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Trust nor the Borrower may assign or otherwise transfer any of its rights under this Agreement.  The Bank may at any time assign to one or more banks or financial institutions all, or a proportionate part of all, of its rights and obligations under this Agreement and the Note, and such assignee shall assume all such rights and obligations and such assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and the Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or the Bank shall be required.  Upon the consummation of any transfer to an assignee pursuant to this Section 8.05, the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such assignee.  Subject to the provisions of Section 8.06, the Borrower authorizes the Bank to disclose to any assignee or other transferee or prospective transferee, any and all financial information in the Bank’s possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank’s credit evaluation prior to entering into this Agreement.

SECTION 8.06.  Confidentiality.  The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from any one other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan Documents; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or Governmental Authority having jurisdiction over the Bank, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Bank or their respective Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Bank’s legal counsel and independent auditors and (vii) to any actual or proposed assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

SECTION 8.07.  Interest Limitation.  Notwithstanding any other term of this Agreement, the Note or any other Loan Document, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under the Note by the Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount or interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. '85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Note or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

SECTION 8.08.  Governing Law.  This Agreement and the Note shall be construed in accordance with and governed by the law of Georgia.  This Agreement and the Note are intended to be effective as instruments executed under seal.

SECTION 8.09.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.10.  Consent to Jurisdiction.  The Borrower (a) submits to personal jurisdiction in Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within Georgia for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 8.01 for the giving of notice to the Borrower.  Nothing herein contained, however, shall prevent the Bank from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or  jurisdiction.

SECTION 8.11.  Severability.  If any provisions of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

SECTION 8.12.  Captions.  Captions in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of the provisions hereof.

SECTION 8.13.  Time of Essence.  Time is of the essence of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the party below has caused this Agreement to be executed  under seal as of the year and day first above written.

BORROWER:

COMMUNITY BANKSHARES, INC., a Georgia corporation

ATTEST:
By:

Name:	Name:

Title:	Title:

[CORPORATE SEAL]

IN WITNESS WHEREOF, the party below has caused this Agreement to be executed under seal as of the year and day first above written.

TRUST:

COMMUNITY BANKSHARES, INC. EMPLOYEE
STOCK OWNERSHIP PLAN AND TRUST

By Its Trustee:

By: (Seal)

Name:

Not in his individual capacity, but
solely as Trustee of the Community
Bankshares, Inc. Employee Stock
Ownership Plan and Trust

IN WITNESS WHEREOF, the party below has caused this Agreement to be executed under seal as of the year and day first above written.

BANK:

SUNTRUST BANK

By:

Name:

Title:

[BANK SEAL]

EXHIBIT A-1

 ADVANCE SCHEDULE

 Advance Schedule to be determined by Borrower.

EXHIBIT A-2

REQUISITION FORM

EXHIBIT A-3

COPY OF ESOP MASTER STOCK PLEDGE AGREEMENT

EXHIBIT A-4

COPY OF ASSIGNMENT OF ESOP NOTE AND MASTER STOCK PLEDGE AGREEMENT